Exhibit 99.1

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS STRONG FIRST QUARTER 2011 RESULTS
- Record Net Sales — 9% Organic Growth -
- Adjusted Earnings per Share Increased 79% -

YORK, Pennsylvania – May 3, 2011 – Glatfelter (NYSE: GLT) today reported 2011 first quarter adjusted earnings of $16.0 million, or $0.34 per diluted share, compared with $8.7 million, or $0.19 per diluted share, in the 2010 first quarter. On a GAAP basis, first quarter 2011 net income totaled $17.4 million, or $0.38 per share, compared with a net loss of $0.4 million, or $0.01 per share, in the first quarter of 2010.

“Our year-over-year first quarter adjusted earnings were strong with solid revenue growth and margin expansion in each of our businesses. We also continued to generate healthy free cash flow,” said Dante C. Parrini, president and chief executive officer. “Our Composite Fibers business built on momentum created during 2010, delivering a record quarter. Operating income nearly doubled in the comparison to last year due to strong demand and a widening of operating margins driven by our on-going continuous improvement initiatives. Likewise, despite higher input costs, Specialty Papers’ operating income improved nearly 40 percent from improved selling prices, further operating efficiencies and better demand.

We are also encouraged by the progress made in the Advanced Airlaid Materials business unit which substantially improved results,” said Mr. Parrini. “Although further improvement is needed, on a sequential quarter basis, shipments increased nearly 9 percent and our cost reduction initiatives are beginning to produce results.

As we look ahead, we expect market conditions to remain generally favorable and we will remain focused on continuous improvement and cost reduction efforts to help mitigate expected inflationary pressures.”

Consolidated net sales for the first quarter of 2011 were a record $396.8 million, a 17.6 percent increase compared with the first quarter of 2010, reflecting higher selling prices, improved demand and a full quarter of the Company’s Advanced Airlaid Materials business unit. On an organic basis, net sales grew 8.7 percent.

Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	For the quarter ended Mar 31
	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$17,426	$0.38	$(374)	$(0.01)
Gains on sales of timberland	(1,718)	(0.04)	—	—
Acquisition and integration related costs	275	0.01	7,002	0.15
Foreign currency hedge on acquisition price	—	—	2,076	0.05
Adjusted earnings	$15,983	$0.34	$8,704	$0.19

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

First Quarter Business Unit Results

Specialty Papers

	For the quarter ended Mar 31
Dollars in thousands	2011	2010	change
Tons shipped	198,754	193,153	5,601	2.9%
Net sales	$220,454	$207,703	$12,751	6.1%
Energy and related sales, net	2,986	3,607	(621)	(17.2)%
Operating income	22,218	15,931	6,287	39.5%
Operating margin	10.1%	7.7%

On a quarter-over-quarter basis, Specialty Papers’ net sales increased $12.8 million due to a $10.5 million benefit from higher selling prices, together with a 2.9 percent increase in shipping volumes. This business unit again outperformed the broader uncoated free sheet market, which was down approximately 3 percent in the comparison.

Specialty Papers’ 2011 first quarter operating income increased $6.3 million primarily reflecting the benefits of higher selling prices, improved operating efficiencies of $2.4 million and a $1.6 million insurance recovery related to a third-quarter 2010 press roll failure. These factors more than offset a $7.2 million adverse impact from higher raw material and energy costs.

Composite Fibers

	For the quarter ended Mar 31
Dollars in thousands	2011	2010	change
Tons shipped	22,909	21,286	1,623	7.6%
Net sales	$115,235	$101,511	$13,724	13.5%
Operating income	12,406	6,294	6,112	97.1%
Operating margin	10.8%	6.2%

Composite Fibers’ net sales increased $13.7 million, or 13.5 percent reflecting a $3.9 million benefit from higher selling prices and a 7.6 percent increase in shipping volumes. The translation of foreign currencies unfavorably impacted net sales by $0.3 million.

Composite Fibers’ first-quarter 2011 operating income increased by $6.1 million, nearly doubling its results from a year ago. The improvement was driven by the $3.9 million impact from higher selling prices as well as $6.4 million from record operating rates, efficiency gains related to continuous improvement initiatives and the impact of increased shipping volumes. The combination of these factors more than offset the $3.6 million negative impact of higher input costs, primarily related to woodpulp and synthetic fibers.

Advanced Airlaid Materials (Note: Because this business unit was created upon completion of the previously announced acquisition of Concert Industries on February 12, 2010, the results below are shown with a sequential quarter comparison rather than on a year-over-year basis.)

	For the quarter ended
	March 31	December 31
Dollars in thousands	2011	2010	change
Tons shipped	21,542	19,827	1,715	8.6%
Net sales	$61,083	$55,360	$5,723	10.3%
Operating income	1,745	1,081	664	61.4%
Operating margin	2.9%	2.0%

First-quarter 2011 operating income of $1.7 million from the Advanced Airlaid Materials business unit reflects progress made in implementing initiatives to improve this business’ results. Compared with the fourth quarter of 2010, operating income benefited by $1.3 million from higher selling prices and an 8.6 percent increase in shipping volume. The benefit was partially offset by higher input costs of $0.4 million and by unfavorable changes in foreign currencies which impacted the sequential quarter comparison.

Other Financial Information

The amount of net expenses not allocated to a business unit and reported as “Other and Unallocated” in the Company’s table of Business Unit Financial Information included elsewhere in this release totaled $4.8 million in the first quarter of 2011 compared with net expenses of $12.9 million in the year earlier quarter. The change was primarily due to the $8.5 million of non-recurring acquisition and integration costs included in 2010 associated with the February 2010 Concert Industries acquisition (now Advanced Airlaid Materials) and $3.2 million of gains on dispositions of plant, equipment and timberlands in the first quarter of 2011. Excluding these items, other and unallocated operating expenses increased $3.6 million primarily due to higher professional services fees. Gains on dispositions of plant, equipment and timberlands primarily related to the sale of timberlands, from which cash proceeds totaled $3.4 million.

Non-operating income (expense) as presented in the Business Unit Financial Information table includes $6.5 million of interest expense for the first quarter of 2011, an increase of $0.8 million in the quarterly comparison primarily due to $100.0 million in bonds issued in February 2010 being outstanding for a full quarter in 2011 compared with two months in the first quarter of 2010.

In the first quarter of 2010, non-operating income (expense) included a $3.4 million loss associated with forward foreign currency contracts that hedged the Canadian dollar purchase price of the Concert Industries acquisition.

The Company’s effective tax rate on adjusted earnings for the first quarter of 2011 was 29.3 percent compared with 27.2 percent in the same quarter of 2010.

Balance Sheet and Other Information

Capital expenditures totaled $8.1 million in the 2011 first quarter compared with $6.1 million in the same quarter of 2010. Capital expenditures are expected to total $60 million to $65 million for 2011.

Cash and cash equivalents totaled $115.9 million at March 31, 2011 and net debt, excluding cash collateralized borrowings, was $180.5 million, a decrease of $20.1 million compared with year-end 2010. Free cash flow (cash provided by operations less capital expenditures) was $19.5 million for the first quarter of 2011 and $14.2 million for the first quarter of 2010. The 2011 first quarter’s free cash flow includes a $17.8 million income tax refund primarily due to the cellulosic biofuel credits claimed in 2010. In the first quarter 2011, the Company invested approximately $28 million in working capital to support its growth. (Net debt and free cash flow are non-GAAP measures. Refer to the calculation of these measures provided in this release).

Outlook

For Specialty Papers, the Company expects shipping volumes to be approximately 5 percent lower in the second quarter of 2011 compared with the first quarter of 2011 reflecting normal seasonal patterns. The impact of higher energy costs and purchased pulp are expected to be offset by higher selling prices and benefits from continuous improvement initiatives. The Company also plans to complete the annually scheduled maintenance outages at both the Chillicothe and Spring Grove facilities in the second quarter of 2011. The outages are expected to adversely impact second quarter results by approximately $19 million to $20 million, pre-tax.

For Composite Fibers, the Company anticipates shipping volumes in the second quarter of 2011 to be slightly higher than in the first quarter. Input costs for pulp, base paper, and other materials are expected to increase faster than selling prices. In addition, our continuous improvement efforts in manufacturing resulted in record output during the first quarter and an inventory build. Therefore, in the second quarter, the Company may need to take actions to reduce this inventory build, which together with the rate of cost increases discussed above, could adversely impact sequential earnings by approximately $2 million.

Shipping volumes, selling prices and input costs for the Advanced Airlaid Materials business unit are all expected to be slightly higher than in the first quarter of 2011. In addition, the Company expects to see continued benefit from its cost reduction and operations improvement initiatives.

As recently announced, in April 2011 the Company’s Board of Directors authorized a share repurchase of up to $50.0 million of outstanding common stock.  The company intends to make these repurchases over the next 12 months, however, the timing and actual number of shares repurchased, if any, will depend on a variety of factors including the market price of the company’s common stock, and other factors.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its first quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 1st Quarter 2011 Earnings Release Conference Call
When:	Tuesday, May 3, 2011, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	60292731
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	May 3, 2011 12:00 through May 17, 2011 11:59 p.m.
Rebroadcast Number:	Within US dial 800.642.1687
International dial 706.645.9291
Conference ID:	60292731

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.5 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and Subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31
In thousands, except per share	2011 2010
Net sales	$396,771	$337,275
Energy and related sales – net	2,987	3,607

Total revenues	399,758	340,882
Costs of products sold	339,591	296,666

Gross profit	60,167	44,216
Selling, general and administrative expenses	31,770	34,670
Gains on dispositions of plant, equipment and timberlands, net	(3,175)	—

Operating income	31,572	9,546
Other non-operating income (expense)
Interest expense	(6,460)	(5,663)
Interest income	207	170
Other – net	7	(3,983)
Total other non-operating expense	(6,246)	(9,476)

Income before income taxes	25,326	70
Income tax provision	7,900	444

Net income (loss)	$17,426	$(374)

Earnings (loss) per share
Basic	$0.38	$(0.01)
Diluted	0.38	(0.01)
Cash dividends declared per common share	0.09	0.09
Weighted average shares outstanding
Basic	46,070	45,836
Diluted	46,410	45,836

Business Unit Financial Information
(unaudited)

Three months ended March 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$220.5	$207.7	$115.2	$101.5	$61.1	$28.1	$-	$-	$396.8	$337.3
Energy and related sales, net	3.0	3.6	—	—	—	—	—	—	3.0	3.6

Total revenue	223.4	211.3	115.2	101.5	61.1	28.1	—	—	399.8	340.9
Cost of products sold	187.3	181.7	93.0	86.1	56.7	26.9	2.6	2.0	339.6	296.7

Gross profit	36.1	29.6	22.2	15.4	4.4	1.2	(2.6)	(2.0)	60.2	44.2
SG&A	13.9	13.7	9.8	9.1	2.7	1.0	5.4	10.9	31.8	34.7
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(3.2)	—	(3.2)	—

Total operating income (loss)	22.2	15.9	12.4	6.3	1.7	0.2	(4.8)	(12.9)	31.6	9.5
Non-operating income (expense)	—	—	—	—	—	—	(6.2)	(9.4)	(6.2)	(9.4)

Income (loss) before income taxes	$22.2	$15.9	$12.4	$6.3	$1.7	$0.2	$(11.0)	$(22.3)	$25.3	$0.1

Supplementary Data
Net tons sold	198.8	193.2	22.9	21.3	21.5	11.1	—	—	243.2	225.6
Depreciation, depletion and amortization	$8.7	$8.6	$6.1	$6.1	$2.1	$1.1	$-	$-	$16.9	$15.8
Capital expenditures	3.9	3.0	3.8	1.5	0.4	1.6	—	—	8.1	6.1

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Three months ended
	March 31
In thousands	2011	2010
Cash Flow Data
Cash provided (used) by:
Operating activities	$27,613	$20,370
Investing activities	(4,683)	(239,142)
Financing activities	(4,307)	113,074
Depreciation, depletion and amortization	16,877	15,781
Capital expenditures	8,088	6,136
March 31		December 31
	2011	2010

Balance Sheet Data
Cash and cash equivalents	$115,937	$95,788
Total assets	1,388,363	1,341,747
Total debt	333,083	333,022
Shareholders’ equity	584,059	552,442

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the company’s fundamental business in relation to prior periods. The performance of the company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins overhead, and operating margins, among others. Gains on the sale of timberlands, acquisition and integration related costs, charges for environmental reserves and shutdown and restructuring charges are excluded from the company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the company’s core business, and will only impact the company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs are unique items that do not represent direct costs incurred in the manufacture and sale of the company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the company for the applicable period and, therefore, does not present a complete picture of the company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.

Free cash flow and net debt are also non-GAAP financial measures, however, the calculation of each is derived directly from information included in the Company’s GAAP based consolidated financial statements. The Company believes these provide meaningful measures of the Company’s financial position and of its ability to generate sufficient levels of cash flow to support its business strategies.

The following tables set forth the calculations of free cash flow and net debt.

Free Cash Flow	Three months ended March 31
In thousands	2011	2010
Cash from operations	$27,613	$20,370
Less:
Capital expenditures	(8,088)	(6,136)
Free cash flow	$19,525	$14,234

Net Debt	March 31	December 31
In thousands	2011	2010
Short term debt	$690	$798
Long term debt	332,393	332,224

Total	333,083	333,022
Less: Cash	(115,937)	(95,788)

Total debt less cash	217,146	237,234
Less: Collateralized debt	(36,695)	(36,695)

Net Debt	$180,451	$200,539

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.